KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2015 Third Quarter and Nine Month Financial Results

Raises Quarterly Dividend to $0.0625 per Share
Company to Host Conference Call on November 12, 2015 at 8:30 a.m. ET

Kingston, NY — November 11, 2015 – Kingstone Companies, Inc. [Nasdaq: KINS] (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the third quarter and nine months ended September 30, 2015.

Quarterly highlights (all comparisons to the prior year period)

- Direct written premiums from continuing lines of business, which excludes commercial auto, increased 26.3% to $24.6 million (22.1% including commercial auto)*
- Net income increased 24.5% to $2.3 million
- Earnings per share increased 23.1% to $0.32 per diluted share
- Net combined ratio of 72.8%
- Return on average equity (annualized) of 22.1%
- Book value per share of $6.00 at September 30, 2015, up 18.8% from June 30, 2015 on an annualized basis

Kingstone Raises Quarterly Dividend to $0.0625 per share

The Company also announced that its Board of Directors declared a quarterly dividend in the amount of $0.0625 per share payable in cash on December 14, 2015 to stockholders of record at the close of business on November 30, 2015. The dividend represents the 18th consecutive quarterly dividend declared by the Company and a 25% increase over the prior quarter's dividend of $0.05 per share.

Financial Highlights ($ in thousands except per share data)	Three Months Ended September 30, 2015	2014	% Change	Nine Months Ended September 30, 2015	2014	% Change
Direct written premiums*	$ 24,571	$ 20,131	22.1%	$ 67,227	$ 56,729	18.5%
Net written premiums*	$ 21,337	$ 17,668	20.8%	$ 45,347	$ 32,754	38.4%
Net premiums earned	$ 13,129	$ 9,895	32.7%	$ 34,381	$ 22,251	54.5%
Total ceding commission revenue	$ 2,644	$ 3,278	-19.3%	$ 9,388	$ 10,366	-9.4%
Net investment income	$ 649	$ 464	39.9%	$ 1,850	$ 1,294	43.0%
U.S. GAAP Net income	$ 2,346	$ 1,884	24.5%	$ 5,107	$ 3,565	43.3%
U.S. GAAP Diluted EPS	$ 0.32	$ 0.26	23.1%	$ 0.69	$ 0.48	43.8%
Comprehensive income	$ 2,312	$ 1,537	50.4%	$ 4,715	$ 4,153	13.5%
Net operating income*	$ 2,372	$ 1,808	31.2%	$ 5,177	$ 3,276	58.0%
Net operating income diluted EPS*	$ 0.32	$ 0.25	28.0%	$ 0.70	$ 0.44	59.1%
Return on average equity (annualized)	22.1%	19.6%	2.5 pts	16.1%	12.7%	3.4 pts
Net loss ratio	38.5%	45.9%	-7.4 pts	49.1%	53.4%	-4.3 pts
Net underwriting expense ratio	34.3%	25.0%	9.3 pts	29.9%	24.0%	5.9 pts
Net combined ratio	72.8%	70.9%	1.9 pts	79.0%	77.4%	1.6 pts
Effect of catastrophes on net combined ratio	0.6 pts	0 pts	0.6 pts	9.8 pts	6.6 pts	3.2 pts
Net combined ratio excluding the effect of catastrophes*	72.2%	70.9%	1.3 pts	69.2%	70.8%	-1.6 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented, "We achieved an overall increase of 22.1% in direct written premiums during the quarter, which after factoring out the run-off of our commercial auto book amounts to an increase of 26.3% in our continuing lines of business. Net premiums earned improved 46.7% and 9.8% in our personal and commercial lines, respectively. As a result of a larger base of premiums from our gradual reduction in quota share reinsurance, coupled with an improved loss ratio, Kingstone reported improved year-over-year net income (+24.5%) and Earnings Per Share (+23.1%). We were pleased to move forward with our multi-state expansion plans outside of New York, with the addition of New Jersey, Connecticut, and Texas as states where Kingstone is now an admitted carrier. We currently have an application for admission pending in one more state."

2015 Third Quarter and Nine Months Financial Review

Net Income:

Net income increased 24.5% to $2.3 million during the three month period ended September 30, 2015, compared to net income of $1.9 million in the prior-year period. The increase can be attributed to a 32.7% increase in net premiums earned as a result of changes in quota share reinsurance, increased net investment income, and a decrease in the net loss ratio, partially offset by a higher net underwriting expense ratio. For the nine months ended September 30, 2015, net income increased to $5.1 million from $3.6 million in the prior year period.

Earnings per share ("EPS"):

Kingstone reported EPS of $0.32 per diluted share for the three months ended September 30, 2015, compared to $0.26 per diluted share for the three months ended September 30, 2014. For the nine months ended September 30, 2015, EPS was $0.69 per diluted share compared to $0.48 in the prior year period. EPS for the three and nine month periods ended September 30, 2015 and September 30, 2014 was based on 7.4 million diluted weighted average shares outstanding.

Direct Written Premiums(1), Net Written Premiums(1) and Net Premiums Earned:

Direct written premiums(1) for the third quarter of 2015 were $24.6 million, an increase of 22.1% from $20.1 million in the prior year period. The increase is attributable to an 18.0% increase in the total number of policies in-force as of September 30, 2015 from September 30, 2014. For the nine months ended September 30, 2015, direct written premiums increased 18.5% to $67.2 million, compared to $56.7 million in the prior year period.

The Company's growth rate for its continuing lines of business was 26.3% during the period. The Company began the non-renewal of its existing commercial auto policies beginning May 1, 2015. The Company had 238 and 835 commercial auto policies in force as of September 30, 2015 and September 30, 2014, respectively.

Net written premiums(1) increased 20.8% to $21.3 million during the three month period ended September 30, 2015 from $17.7 million in the prior year period. For the nine months ended September 30, 2015, net written premiums increased 38.4% to $45.3 million, compared to $32.8 million in the prior year period.

Net premiums earned for third quarter ended September 30, 2015 increased 32.7% to $13.1 million, compared to $9.9 million in the third quarter ended September 30, 2014. The increase was primarily due to the Company's continuing growth, in addition to retaining a higher percentage of its premiums due to the reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2015. For the nine months ended September 30, 2015, net premiums earned increased 54.5% to $34.4 million from $22.3 million in the prior year period. For the nine month period, the higher increase was also due to reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2014, coupled with the elimination of the commercial lines treaty on July 1, 2014.

Net Loss Ratio:
The net loss ratio during the three month period ended September 30, 2015 was 38.5% compared to 45.9% in the three month period ended September 30, 2014. During the period, the Company's net loss ratio was lower, aided by an improved impact from prior year development. In the third quarter ended September 30, 2015, prior year development was favorable by 4.2%, compared to adverse development of 4.4% in the prior year, or a year-over-year decrease of 8.6 points. Favorable prior year loss development was recorded for both personal lines and legacy lead paint claims.

The impact of severe winter weather increased the net loss ratio reported for the third quarter ended September 30, 2015 by 0.6%, as one additional large pipe freeze claim developed in the quarter. No additional impact from severe winter weather was recorded in the prior year period.

For the nine months ended September 30, 2015, the Company's net loss ratio was 49.1%, compared to 53.4% in the prior year period.

Net Underwriting Expense Ratio:
Kingstone's net underwriting expense ratio was 34.3% during the third quarter ended September 30, 2015, compared to 25.0% in the prior year period. The increase was due to the impact that reduced quota share ceding commission revenues have in relation to net premiums earned, resulting from the Cut-off of our Personal Lines quota share treaty on July 1, 2015. For the nine months ended September 30, 2015, the Company's net underwriting expense ratio increased to 29.9% from 24.0% in the prior year period due to similar effects as we reduce our reliance on quota share reinsurance. The ratio of other underwriting expenses (excluding impacts from ceding commissions and revenues) to direct earned premium decreased to 16.0% in the third quarter ended September 30, 2015, compared to 16.1% in the prior year period.

Net Combined Ratio:
Kingstone's net combined ratio was 72.8% for the three month period ended September 30, 2015, compared to 70.9% for the prior year period. For the nine months ended September 30, 2015, the Company's net combined ratio was 79.0%, compared to 77.4% in the prior year period.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $83.5 million at September 30, 2015, compared to $74.2 million at December 31, 2014. The Company's investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 87.6% of total investments at September 30, 2015, and 87.5% at December 31, 2014. The Company's effective duration on its fixed-income portfolio is 5.2 years, and has steadily decreased in duration over the past several quarters.

Net investment income increased 39.9% to $649,000 for the third quarter of 2015 from $464,000 in the prior year period, largely due to an increase in invested assets. The pre-tax equivalent investment yield on estimated annual income, excluding cash, was 4.81% and 4.69% as of September 30, 2015 and 2014, respectively.

Accumulated Other Comprehensive Income (AOCI), net of tax

During the quarter ended September 30, 2015 AOCI decreased by $34,000 to $554,000. For the nine months ended September 30, 2015, AOCI declined by $392,000 to $554,000.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

Book Value

The Company's book value per share at September 30, 2015 was $6.00, an increase of 8.3% compared to $5.54 at December 31, 2014, and up 12.1% from $5.35 at September 30, 2014.

	30-Sep-15	30-Jun-15	31-March-15	31-Dec-14	30-Sep-14
Book Value Per Share	$6.00	$5.73	$5.57	$5.54	$5.35
% increase from specified period to September 30, 2015		4.7%	7.7%	8.3%	12.1%

Conference Call Details

Management will discuss the Company's operations and its financial results in a conference call on Thursday, November 12, 2015, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2015 Third Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

Definitions of Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measurers, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,			
	2015	2014	$ Change	% Change	2015	2014	$ Change	% Change
(000's except percentages)								
Direct and Net Premiums Written Reconciliation:								
Direct premiums written excluding commercial auto	$ 24,614	$ 19,471	$ 5,143	26.3 %	$ 66,690	$ 53,933	$ 12,757	23.7 %
commercial auto direct written premiums	(43)	660	(703)	(106.5) %	537	2,796	$ (2,259)	(80.8) %
Direct premiums written	24,571	20,131	4,440	22.1 %	67,227	56,729	10,498	18.5 %
Assumed written premiums	12	23	(11)	(47.8) %	34	39	(5)	(12.8) %
Ceded written premiums	(3,246)	(2,486)	(760)	30.6 %	(21,914)	(24,014)	2,100	(8.7) %
Net written premiums	21,337	17,668	3,669	20.8 %	45,347	32,754	12,593	38.4 %
Change in unearned premiums	(8,208)	(7,773)	(435)	5.6 %	(10,966)	(10,503)	(463)	4.4 %
Net premiums earned	**$ 13,129**	**$ 9,895**	**$ 3,234**	**32.7 %**	**$ 34,381**	**$ 22,251**	**$ 12,130**	**54.5 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income. Management uses net operating income, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company's overall profitability.

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014		Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2015	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except per common share amounts)								
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	$ 2,346	$ 0.32	$ 1,884	$ 0.26	$ 5,107	$ 0.69	$ 3,565	$ 0.48
Net realized (gain) loss on investments	40		(115)		106		(438)	
Less tax effect on realized (gains) losses	14		(39)		36		(149)	
Net realized (gain) loss on investments, net of taxes	26	$ 0.00	(76)	$ (0.01)	70	$ 0.01	(289)	$ (0.04)
Net operating income	**$ 2,372**	**$ 0.32**	**$ 1,808**	**$ 0.25**	**$ 5,177**	**$ 0.70**	**$ 3,276**	**$ 0.44**
Weighted average diluted shares outstanding	7,381,626		7,378,097		7,367,714		7,360,294	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio:

	For the Three Months Ended September 30,				For the Nine Months Ended September			
	2015	2014	Percentage Point Change		2015	2014	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	72.2%	70.9%	1.3	pts	69.2%	70.8%	(1.6)	pts
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.6%	0.0%	0.6	pts	6.1%	4.3%	1.8	pts
Ceding commission revenue	0.0%	0.0%	-	pts	3.7%	2.3%	1.4	pts
Total effect of catastrophe losses	0.6%	0.0%	0.6	pts	9.8%	6.6%	3.2	pts
Net combined ratio	**72.8%**	**70.9%**	**1.9**	**pts**	**79.0%**	**77.4%**	**1.6**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: -OR- INVESTOR RELATIONS:

Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900

The Equity Group Inc.
Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

The following table summarizes gross and net premiums written, net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2015	2014	2015	2014
Gross premiums written:				
Personal lines	$ 19,145,024	$ 15,711,055	$ 50,346,928	$ 41,545,193
Commercial lines	3,075,096	2,522,580	9,376,315	8,868,681
Commercial auto	(42,630)	660,352	537,123	2,796,350
Livery physical damage	2,342,470	1,196,027	6,800,527	3,337,415
Other(1)	63,481	64,058	199,912	220,681
Total	$ 24,583,441	$ 20,154,072	$ 67,260,805	$ 56,768,320
Net premiums written:				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$ 10,271,498	$ 6,997,928	$ 23,443,844	$ 13,346,410
Return of premiums previously ceded to prior quota share treaties	5,866,300	5,159,646	5,866,300	5,159,646
Total Personal lines	16,137,798	12,157,574	29,310,144	18,506,056
Commercial lines				
Excluding the effect of quota share adjustments on July 1	2,833,838	2,157,528	8,592,916	6,583,539
Return of premiums previously ceded to prior quota share treaties	-	1,437,345	-	1,437,345
Total Commercial lines	2,833,838	3,594,873	8,592,916	8,020,884
Commercial auto	(41,136)	662,763	487,735	2,723,895
Livery physical damage	2,342,470	1,196,027	6,800,527	3,337,415
Other(1)	64,599	56,907	155,875	166,338
Total	$ 21,337,569	$ 17,668,144	$ 45,347,197	$ 32,754,588
Net premiums earned:				
Personal lines	$ 8,171,882	$ 5,570,792	$ 20,371,281	$ 10,939,049
Commercial lines	2,616,290	2,381,999	7,481,031	5,716,654
Commercial auto	333,338	969,934	1,517,246	3,105,243
Livery physical damage	1,962,121	938,287	4,882,588	2,360,959
Other(1)	45,973	33,988	128,972	128,779
Total	$ 13,129,604	$ 9,895,000	$ 34,381,118	$ 22,250,684
Net loss and loss adjustment expenses:				
Personal lines	$ 2,705,526	$ 877,100	$ 8,857,444	$ 4,239,455
Commercial lines	1,339,960	1,343,194	4,638,848	2,881,640
Commercial auto	8,122	1,548,361	585,658	2,840,763
Livery physical damage	666,838	389,951	1,796,867	901,779
Other(1)	1,821	94,855	113,621	240,664
Unallocated loss adjustment expenses	327,927	284,706	891,786	766,759
Total	$ 5,050,194	$ 4,538,167	$ 16,884,224	$ 11,871,060
Net loss ratio:				
Personal lines	33.1%	15.7%	43.5%	38.8%
Commercial lines	51.2%	56.4%	62.0%	50.4%
Commercial auto	2.4%	159.6%	38.6%	91.5%
Livery physical damage	34.0%	41.6%	36.8%	38.2%
Other(1)	4.0%	279.1%	88.1%	186.9%
Total	38.5%	45.9%	49.1%	53.4%

(1) "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2015	2014	2015	2014
Revenues				
Net premiums earned	$ 13,129,604	$ 9,895,000	$ 34,381,118	$ 22,250,684
Ceding commission revenue	2,643,531	3,278,319	9,388,457	10,365,651
Net investment income	649,441	463,513	1,850,069	1,294,216
Net realized (losses) gains on sales of investments	(40,487)	115,176	(105,718)	438,126
Other income	275,280	263,726	1,299,511	742,191
Total revenues	16,657,369	14,015,734	46,813,437	35,090,868
Expenses				
Loss and loss adjustment expenses	5,050,194	4,538,167	16,884,224	11,871,060
Commission expense	4,021,383	3,106,064	11,033,874	8,592,364
Other underwriting expenses	3,389,024	2,845,708	9,349,842	7,656,532
Other operating expenses	468,352	485,959	1,174,693	1,074,373
Depreciation and amortization	267,424	248,888	749,658	641,943
Total expenses	13,196,377	11,224,786	39,192,291	29,836,272
Income from operations before taxes	3,460,992	2,790,948	7,621,146	5,254,596
Income tax expense	1,115,338	907,267	2,513,811	1,689,280
Net income	2,345,654	1,883,681	5,107,335	3,565,316
Other comprehensive income (loss), net of tax				
Gross change in unrealized gains (losses) on available-for-sale-securities	(92,097)	(410,446)	(699,619)	1,329,219
Reclassification adjustment for gains included in net income	40,487	(115,176)	105,718	(438,126)
Net change in unrealized gains (losses)	(51,610)	(525,622)	(593,901)	891,093
Income tax benefit (expense) related to items of other comprehensive income (loss)	17,547	178,711	201,926	(302,972)
Other comprehensive income (loss), net of tax	(34,063)	(346,911)	(391,975)	588,121
Comprehensive income	$ 2,311,591	$ 1,536,770	$ 4,715,360	$ 4,153,437
Earnings per common share:				
Basic	$ 0.32	$ 0.26	$ 0.70	$ 0.49
Diluted	$ 0.32	$ 0.26	$ 0.69	$ 0.48
Weighted average common shares outstanding				
Basic	7,334,269	7,294,913	7,330,178	7,283,244
Diluted	7,381,626	7,378,097	7,367,714	7,360,294
Dividends declared and paid per common share	$ 0.05	$ 0.05	$ 0.15	$ 0.13

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,273,419 at September 30, 2015 and $5,395,054 at December 31, 2014)	$ 5,137,198	$ 5,128,735
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $61,211,677 at September 30, 2015 and $50,083,441 at December 31, 2014)	62,095,309	51,120,859
Equity securities, available-for-sale, at fair value (cost of $9,536,987 at September 30, 2015 and $7,621,309 at December 31, 2014)	9,493,292	8,017,729
Total investments	76,725,799	64,267,323
Cash and cash equivalents	6,731,629	9,906,878
Premiums receivable, net of provision for uncollectible amounts	10,832,446	8,946,899
Receivables - reinsurance contracts	2,285,356	1,301,549
Reinsurance receivables, net of provision for uncollectible amounts	31,171,559	35,575,276
Deferred policy acquisition costs	10,456,707	8,985,981
Intangible assets, net	1,876,744	2,233,530
Property and equipment, net of accumulated depreciation	3,222,004	2,448,042
Other assets	1,341,376	1,330,944
Total assets	$144,643,620	$ 134,996,422
Liabilities		
Loss and loss adjustment expense reserves	$ 38,899,492	$ 39,912,683
Unearned premiums	47,441,330	40,458,041
Advance premiums	1,555,786	1,006,582
Reinsurance balances payable	1,342,213	2,096,363
Deferred ceding commission revenue	6,069,907	5,956,540
Accounts payable, accrued expenses and other liabilities	4,334,065	3,928,137
Income taxes payable	322,256	-
Deferred income taxes	655,461	1,137,180
Total liabilities	100,620,510	94,495,526
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,287,898 shares at September 30, 2015 and 8,235,095 shares at December 31, 2014; outstanding 7,335,110 shares at September 30, 2015 and 7,308,757 shares at December 31, 2014	82,879	82,351
Capital in excess of par	32,982,715	32,873,383
Accumulated other comprehensive income	554,357	946,332
Retained earnings	12,211,392	8,203,003
	45,831,343	42,105,069
Treasury stock, at cost, 952,788 shares at September 30, 2015 and 926,338 shares at December 31, 2014	(1,808,233)	(1,604,173)
Total stockholders' equity	44,023,110	40,500,896
Total liabilities and stockholders' equity	$144,643,620	$ 134,996,422